Exhibit 99.1

Tower Group Announces Strategic Investment in Canopius

NEW YORK — April 25, 2012 — Tower Group, Inc. (Tower) announced today that it has committed to invest $75 million (based on the current exchange rate) in Canopius Group, Ltd. (Canopius), a privately owned Lloyd’s insurance holding company domiciled in Guernsey, Channel Islands. Canopius’s principal business is insurance and reinsurance underwriting through Lloyd’s syndicates managed by Canopius Managing Agents Limited (CMA) and reinsurance through Canopius Bermuda Limited (CBL). The investment is subject to completion of the acquisition by Canopius of Omega Insurance Holdings Limited (Omega), an international insurance and reinsurance group listed on the London Stock Exchange and domiciled in Bermuda. Canopius publicly announced an offer to acquire Omega earlier today.

Under the terms of the agreements executed by Tower and Canopius, should Canopius close its proposed acquisition of Omega, Tower would acquire 10.7% of the ordinary share capital of Canopius (the Investment) and have the right to appoint one member of the Canopius board of directors. Canopius has also committed to assist Tower, at Tower’s option, with the establishment of a presence at Lloyd’s (the Lloyd’s Transaction), subject to the required approval of Lloyd’s and the Financial Services Authority. Finally, Tower would acquire an option (the Option), exercisable in its sole discretion, to combine with the Bermuda reinsurance business currently operated by Canopius, which combination, if effected, is expected to enhance the profitability of Tower’s Bermuda reinsurance operations.

The Investment is subject to the completion of the acquisition of Omega by Canopius, which acquisition itself is subject to various conditions including the receipt of required regulatory approvals and the absence of any legal impediment to the Investment. The Lloyd’s Transaction and the exercise of the Option are subject to the execution of definitive documentation, to the approval of Tower’s Board of Directors, to the completion of the acquisition of Omega by Canopius and to any other applicable approvals including, with respect to the Lloyd’s Transaction, the approval of Lloyd’s and the FSA. Should Canopius’s acquisition of Omega not be completed, Tower would not be required to effect the Investment, but would remain a reinsurer of Canopius under its existing reinsurance arrangements.

Commenting on the transaction, Tower President and CEO Michael Lee noted “We are pleased with the opportunity to make a significant investment in Canopius to further expand our business relationship, which we commenced in July, 2011 as a quota share reinsurer of Canopius. We have a very high regard for the Canopius management team led by its Executive Chairman, Michael Watson, and its strong track record and expertise in the specialty and international business underwritten through the Lloyd’s market. In connection with the Investment, we have also been provided the opportunity to achieve two very important strategic objectives. First, through the Lloyd’s Transaction, we intend to significantly accelerate our involvement with the Lloyd’s market and its access to profitable specialty and international business. Secondly, through the Option, we will have the opportunity to work with Canopius to carefully evaluate various transaction structures, including a combination with the Bermuda reinsurance business currently operated by Canopius, to enhance our overall profitability. We intend to exercise this Option if we believe that the execution of the merger would allow us to achieve a return on equity in excess of our current target range of 10% to 12%.”

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower’s insurance services subsidiaries provide underwriting, claims administration, operational and technology services for other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” and “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2011, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information, visit Tower’s website at http://www.twrgrp.com/

Our Commercial Insurance Segment offers a broad range of commercial lines property and casualty insurance products to small to mid-sized businesses distributed through a network of retail and wholesale agents on both an admitted and non-admitted basis. This segment also includes reinsurance solutions provided primarily to small insurance companies;

Our Personal Insurance Segment offers a broad range of personal lines property and casualty insurance products to individuals distributed through a network of retail and wholesale agents; and

Our Insurance Services Segment provides underwriting, claims administration, operational and technology services for other insurance companies.

Contact Information:

Bill Hitselberger

Executive Vice President and Chief Financial Officer

Tower Group, Inc.

212-655-2110

bhitselberger@twrgrp.com